Exhibit 5.1

Deloitte & Touche LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604.669.4466
Fax: 604.685.0395
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Form F-10 Registration Statement of our reports dated March 21, 2012 relating to the consolidated financial statements of Pan American Silver Corp. and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

April 5, 2012